Exhibit 10.1

Alliant Techsystems Inc.

Amendment to Employment Agreement

with Daniel J. Murphy, Jr.

This AMENDMENT is dated as of August 4, 2008, between Alliant Techsystems Inc. (the “Company”) and Daniel J. Murphy, Jr. (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Employment Agreement dated as of February 1, 2004 (the “Employment Agreement”), which has been amended effective as of January 1, 2005 on December 20, 2005 and March 10, 2008, and the parties now wish to amend the Employment Agreement further.

NOW, THEREFORE, the parties agree that the Employment Agreement is hereby amended as follows:

1.                                       The preamble of paragraph 4(b)(vii) and subparagraph 4(b)(vii)(A) are amended           in their entirety to read as follows:

(vii)                           Effect of Death.  If you die before the Expiration Date while employed by the Company, then your beneficiary (or beneficiaries) under this Section 4(b) will receive a SERP death benefit, subject to the following terms:

(A)                              Lump Sum Payment to Beneficiary.  The present value of the SERP benefit that would have been payable to you if you had survived and terminated employment on the Expiration Date (calculated under Section 4(b)(i) above as modified by the following terms of this Section 4(b)(vii)) will be paid by the Company to your beneficiary (or beneficiaries) in a cash lump sum as soon as administratively feasible following your death.  Such present value will be calculated by using the actuarial assumptions then specified in the ATK Pension Plan, except:

(1)                                  the discount (or interest) rate will be the greater of (i) the rate specified in the ATK SERP, or (ii) 6%; and

(2)                                  any reduction for early commencement will be determined under Section 4(b)(vii)(E) below.

2.                                       Subparagraph 4(b)(vii)(D) is amended in its entirety to read as follows:

(D)                               Full Vesting. Notwithstanding the provisions of Section 4(b)(i)(D) above, your beneficiary (or beneficiaries) will be fully vested in the SERP death benefit.

3.                                       Subparagraph 4(b)(vii)(F) is amended in its entirety to read as follows:

(F)                               Beneficiary Designation and Spousal Consent.  Notwithstanding the foregoing, if you have designated a beneficiary (or beneficiaries) who survives you, the SERP death benefit shall be paid to your designated beneficiary (or beneficiaries).  If you have not designated a beneficiary who survives you, the SERP death benefit shall be paid to (i) your spouse if you are married on the date of your death or (ii) your estate if you are not married on the date of your death.  Spousal consent is not required for designation of a beneficiary.

4.                                       This Amendment shall be effective as of August 4, 2008.

5.                                       In all respects not amended, the Employment Agreement is hereby ratified and confirmed.

Date:	8-4-08	By:	/s/ DANIEL J. MURPHY
Daniel J. Murphy, Jr.

Date:	Aug. 4, 2008	ALLIANT TECHSYSTEMS INC.

		By:	/s/ PAULA PATINEAU
			Name:	Paula Patineau
			Title:	Senior Vice President Human Resources and Administrative Services